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EXHIBIT 10.23

GE Healthcare Financial Services

MASTER LEASE AGREEMENT

DATED AS OF

Customer's Name:	Type of Customer:
Digirad Corporation
	☐	Sole Proprietorship	☐	Partnership
Customer's Address:	☒	Corporation	☐	Joint Venture
9350 Trade Place	☐	For-Profit	☐	Not-for-Profit
	☐	Gov't–Federal	☐	Gov't–Other
San Diego, CA 92126

Subject to, and in accordance with, the definitions, terms and conditions set forth on the face and subsequent pages of this Master Lease Agreement and in any applicable Schedule, addendum, exhibit or attachment hereto, and subject to credit approval, General Electric Company ("GE", "we" or "us") agrees to lease GE Equipment and license any Operating Package for the GE Equipment to the undersigned lessee (hereinafter "Lessee" or "you"), and in the case of Non-GE Equipment, we agree to lease the Non-GE Equipment to you.

This Master Lease Agreement, together with the terms and conditions of any applicable Schedule, addendum, exhibit or attachment hereto governs your lease of both GE Equipment and Non-GE Equipment from us.

You and we acknowledge and agree that this Agreement, together with the terms of any applicable Schedule, addendum, exhibit or attachment hereto apply to and govern each transaction described in any Schedule hereto.

I.    GENERAL DEFINITIONS

"Advance Rental" means the monetary amount identified in a Schedule as the "Advance Rental", which is payable by you to us upon or before your execution and return of that Schedule to us.

"Agreement" means this document, entitled "Master Lease Agreement" and any and all Schedules, exhibits, addenda and/or attachments hereto.

"Equipment" means the hardware identified in a Schedule and all additions and accessions to and modifications, substitutions and replacements of the hardware. The term "Equipment" specifically excludes the Operating Package, the InSite Package, and all parts of those packages.

"Federal Rate" means the current week's yield on "Treasury Constant Maturities: 5-Year" as published in the latest Federal Reserve Statistical Release available on a specified date.

"GE Equipment" means any Equipment which is listed on a Schedule, which Schedule is marked:

TO BE USED WITH GE EQUIPMENT ONLY

"Monthly Rental" means the monetary amount, identified in a Schedule as the "Monthly Rental," which is payable by you to us, as specified in that Schedule, for your lease of the Equipment in accordance with the terms and conditions of that Schedule.

"Non-GE Equipment" means any Equipment listed on a Schedule, which Schedule is marked:

TO BE USED WITH NON-GE EQUIPMENT ONLY

"Sales Order" means the final order of Non-GE Equipment (including equipment descriptions, quantities, model numbers, serial numbers, other identification and cost) accepted by Supplier and you, for Supplier's sale of the Equipment to you.

"Schedule" means each transaction schedule made a part of this Agreement which sets forth additional terms and conditions of each separate transaction between us. Each transaction schedule in combination with this Agreement will constitute a fully integrated transaction existing in accordance with its own terms and conditions separate from and independent of all other transactions covered by this Agreement. Each transaction schedule in combination with this Agreement will be collectively referred to as the "Schedule." If any provision of a transaction schedule conflicts with a provision of this Agreement, the conflicting provision of that transaction schedule will prevail.

"Site" means the specific geographic location or the specific vehicle and geographic location identified in a Schedule within which the Equipment and any Operating Package will be used by you and any InSite Package might be used by us.

"Software" means a computer program or compilation of data that is fixed in any tangible medium of expression, or any storage medium from which the program may be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine or device.

"Supplier" means the person or entity who or which will sell or has sold the Equipment to you in accordance with the terms and conditions of the Sales Order.

"Term" or "Term of a (that) Schedule" means the period of time over which (1) in the case of GE Equipment, we have agreed to lease and license to you and you have agreed to hire, license and accept from us the Equipment and any Operating Package for the Equipment identified in each (or a particular) Schedule; and (2) in the case of Non-GE Equipment, we have agreed to lease to you and you have agreed to hire and accept from us the Equipment identified in each (or a particular) Schedule.

II.    GENERAL PROVISIONS

ACCESS AND REMOVAL

We may have unrestricted access to the Equipment at all reasonable times while a Schedule is in force and unrestricted access at all reasonable times to remove the Equipment after expiration or earlier termination of the Schedule. Nothing herein shall be construed to obligate us to remove the Equipment after expiration or early termination of the Schedule, as you are obligated to do so below.

At the expiration or earlier termination of a Schedule, you will arrange for the removal and return of the Equipment at your expense, including all transportation to a place designated by us within the Continental United States of America. If you make modifications to the Site after the Equipment has been installed which impede the removal of the Equipment, the cost of removing the impediments and restoring the Site will be at your expense. The Equipment will be returned to us or our assigns on the expiration or earlier termination of a Schedule in the same condition and appearance as when received by you (reasonable wear and tear excepted) and in good working order and condition, operable in accordance with our then prevailing performance specifications, or in the case of Non-GE Equipment, the Supplier's and, if different, the manufacturer's then prevailing performance specifications for it. All waste material and fluid must be removed from the Equipment and disposed of by you in accordance with then current waste disposal laws. If the Equipment is not so returned, we, at your sole expense, may have the Equipment restored to such a condition. If we so require, the units of Equipment shall be de-installed and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to us.

If we so require, at our sole discretion, you shall obtain a policy of transit insurance for the return of the Equipment to us in an amount equal to the replacement value of the Equipment. Such transit insurance must name us as the loss payee. You shall pay for all costs of complying with this section.

You shall provide to us a detailed inventory of all components of the Equipment including model and serial numbers. You shall also provide an up to date copy of all other documentation pertaining to the Equipment.

All service manuals, blueprints, process flow diagrams, operating manuals, inventory and maintenance records shall be given to us at least ninety (90) days, and not more than one hundred twenty (120) days prior to a lease termination.

You shall make the Equipment available for on-site operational inspections by potential purchasers at least one hundred twenty (120) days prior to and continuing up to lease termination. We shall provide you with reasonable notice prior to any inspection. You shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.

Until you have fully complied with the terms of this section and have returned the Equipment to us, your rent payment obligation and all other obligations under this Agreement and the Schedule shall continue from month to month notwithstanding any expiration or termination of the lease term.

You shall, at all times, keep accurate and complete records of the Equipment and we, our successors, and assigns, and their respective agents, shall have the right to examine, inspect and make extracts from all of your books and records relating to the Equipment at any time during normal business hours.

ALTERATION AND MOVEMENT OF EQUIPMENT OR OPERATING PACKAGE

You will not, without our prior written consent, alter or change the Equipment or any Operating Package. Any modification, improvement or substitution becomes our property. We reserve the right, in the case of GE Equipment, to modify the Equipment and any Operating Package as may be required by law or regulation or to avoid alleged patent or copyright infringement. In the case of Non-GE Equipment, if you fail to do so in a timely manner, we reserve the right to have the Equipment modified, at your expense, as may be required by law or regulation or to avoid alleged patent or copyright infringement.

You will not move the Equipment or any Operating Package from the Site to any other location, except with our advance written consent. All costs of moving the Equipment and any Operating Package during the Term of a Schedule will be at your expense.

ADDITIONS OR REPLACEMENTS

If you request, additional or replacement Equipment will be furnished on our terms and rates then in effect.

If, after the signing and delivery of a Schedule, applicable law sets different standards that require a modification or replacement of the Equipment, we will adjust the Monthly Rental to reflect those necessary modifications or replacements on our terms and rates then in effect.

CARE, MAINTENANCE AND OPERATION OF EQUIPMENT

Care of the Equipment and any Operating Package is your sole obligation and responsibility. You agree to care for and maintain the Equipment and any Operating Package in good working order and operating condition at all times during the Term of a Schedule in accordance with our then prevailing specifications, or, in the case of Non-GE Equipment, the Supplier's and, if different, the manufacturer's then prevailing specifications.

You promptly will make all repairs, and will effect such repairs, replacements, parts, and the like as might be necessary to maintain the Equipment and any Operating Package in good working order and operating condition at all times during the Term of a Schedule in accordance with our then prevailing specifications, or, in the case of Non-GE Equipment, the Supplier's and, if different, the manufacturer's then prevailing specifications.

The cost of all such care, maintenance, repairs, replacements, parts and the like will be borne solely by you as a normal operating cost incident to a Schedule. We have the right to inspect the Equipment and its maintenance records at all reasonable times during the Term of a Schedule.

All repairs, replacements, substitutions, parts, and the like and all other accessions to the Equipment and/or any Operating Package will become our property.

You assume full responsibility for the safety and any consequence of lack of safety of the Equipment and any Operating Package.

YOUR REPRESENTATIONS, WARRANTIES & COVENANTS

You hereby represent and warrant to us, and covenant that as of the date hereof and as of the date of execution of each Schedule hereto that:

  (a)
  You are, and will remain, duly organized, existing and in good standing under the laws of the State set forth on the first page of this Agreement, have your chief executive offices at the location set forth on such page, and you are, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on your business and operations, including, but not limited to the jurisdiction(s) where the Equipment is or is to be located;

  (b)
  You have adequate power and capacity to enter into, and to perform your obligations under this Agreement, each Schedule and any other documents evidencing, or given in connection with, any of the transactions contemplated by a Schedule (all of the foregoing being hereinafter referred to as the "Lease Documents");

  (c)
  This Agreement and the other Lease Documents have been duly authorized, executed and delivered by you and constitute legal, valid and binding agreements enforceable under all applicable laws in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws;

  (d)
  No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into, or performance by you, of any of the Lease Documents, except such as may have already been obtained;

  (e)
  Your entry into, and performance of the Lease Documents will not (i) violate any of your organizational documents or any judgment, order, law or regulation applicable to you, or (ii) result in any breach of, constitute a default under, or result in the creation of any lien, claim or encumbrance on any of your property pursuant to, any indenture mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which you are a party;

  (f)
  There are no suits or proceedings pending or threatened in any court or before any commission, board or other administrative agency against or affecting you which could, in the aggregate, have a material adverse effect on you, your business or operations, or your ability to perform your obligations under the Lease Documents;

  (g)
  All financial statements delivered to us by you have been prepared in accordance with generally accepted accounting principles, and since the date of the most recent financial statement, there has been no material adverse change:

  (h)
  The Equipment is not, and will not be, used by you for consumer, personal, family or household purposes;

  (i)
  The Equipment is, and you will keep it, in good condition and repair and you will not be negligent in the care and use thereof;

  (j)
  The Equipment is, and you will keep it, free and clear of all liens, claims and encumbrances of every kind, nature and description;

  (k)
  All Equipment shall remain personal property regardless of how and to what degree it may be affixed or attached to any building or structure or what may be the consequences of its being removed from such building or structure, or for what purpose the Equipment or the building or structure may be used. You agree not to remove any of the Equipment from the Site without our prior written consent;

  (l)
  You will (i) use the Equipment only in your trade or business, and (ii) use and maintain the Equipment only in compliance with all applicable laws; and

  (m)
  You will not, without our prior written consent, (i) part with possession of any of the Equipment (except to us or for maintenance and repair), (ii) remove any of the Equipment from the Continental United States, or (iii) sell, rent, sublease, mortgage, grant a security interest in or otherwise transfer or encumber any of the Equipment.

CHATTEL PAPER

To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer of possession of this Agreement in and of itself without the transfer of possession of the original of the Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer of possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

INSURANCE

You agree, at your own expense, to keep the Equipment insured with companies acceptable to us for such amounts and against such hazards as we may require, including, but not limited to, all risk physical damage insurance for the Equipment itself, with losses under the policies payable to us or our assigns, if any, and liability coverage for personal injuries, death and/or property damages on terms satisfactory to us, and to deliver the policies, or evidence of insurance as may be satisfactory to us, with current premium receipts. GE and/or its officers, agents, employees and/or successors and/or assigns shall be named as an additional insured under all such insurance policies with loss payable clauses under said policies payable in our favor, as our interest may appear, irrespective of any breach of warranty and/or other omission by you. Said Equipment shall be insured for not less than its stated replacement value or such other amount as we shall specify. Said liability insurance shall be in an amount of not less than two million dollars ($2,000,000.00) or such other amount as we shall specify. No insurance shall be subject to any co-insurance clause. You hereby appoint us as your attorney-in-fact to make proof of loss and claims for insurance and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made with respect to the insurance policies. You will not make adjustments with insurers except with our prior written consent. The policies will provide that the insurance may not be altered or canceled by the insurer until after thirty days written notice to us. In the event of damage to or loss, secretion, destruction or theft of the Equipment, or any portion of the Equipment, whether in whole or in part, you will pay to us the replacement value of all Equipment, or of the portion of the Equipment affected if the value and use of the remainder of the Equipment are not affected at the time of such occurrence (except the extent that we receive proceeds of insurance covering such Equipment), plus any indemnification pursuant to a provision of the Schedule, We may, at our option, apply proceeds of insurance, in whole or in part, (1) to repair or compare replace the Equipment or any portion of it, (2) to satisfy any of your obligations pursuant to any indemnification provision of this Agreement or a Schedule, (3) to afford you a pro-rata reduction in rent payments attributable to the Equipment or any unit of it, or (4) to satisfy any other of your obligations to us.

If any Equipment is lost or damaged where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or Ten Thousand Dollars ($10,000.00), or is otherwise involved in an accident causing personal injury or property damage, you will promptly and fully report the event to us in writing.

TAXES

You will not be obligated to pay any federal, state or local tax imposed upon or measured by our net income, You will report (to the extent that it is legally permissible) and pay promptly all other taxes, fees and assessments relating to the Equipment or the purchase, ownership, delivery, leasing, possession, use, operation or service of the Equipment, or any Schedule (all hereinafter called "Taxes"). You will (1) promptly reimburse us upon receipt of our written request for reimbursement for any Taxes charged to or assessed against us; (2) on our request, submit to us written evidence of your payment of Taxes, (3) on all reports or returns show the ownership of the Equipment by us and send a copy of the tax report or return to us, or (4) provide us with a tax exemption certificate acceptable to the taxing authority.

Your failure to comply with the terms of this section will constitute an event of default as more fully set forth in the "Events of Default" section below, and may, at our option, under the terms of "Remedies Upon Default" section below result in the increase in your Monthly Rental. The inclusion of the foregoing sentence in this section of the Agreement is for informational purposes and is not intended, and shall not be construed to limit, in anyway, the events which constitute Events of Default or the resulting remedies.

If any tax or other lien shall attach to any Equipment, you will notify us in writing, within ten days after you become aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

FILING

You will sign and return to us, when requested, such instrument(s) as applicable law requires or permits to give public notice of our interest in the Equipment. You hereby irrevocably appoint us or our designee as your agent and attorney-in-fact to sign such instrument(s) on your behalf and to file them.

CONFIDENTIALITY OF INFORMATION

We, and in the case of GE Equipment our service contractor, will treat patient information as confidential.

INDEPENDENT CONTRACTOR

We are an independent contractor of yours. Our employees are under our exclusive direction and control. In the case of GE Equipment, our service contractor's employees are under our service contractor's exclusive direction and control. Nothing in a Schedule will be construed to designate us, any of our employees, our service contractor or any of its employees as your employees, agents, joint venturers or partners.

FINANCIAL STATEMENTS

Upon our request during the Term of a Schedule, you will provide us with copies of your annual financial statements which will include your balance sheet, statement of revenues and expenses, a statement of sources and uses of funds, and notes to your financial statements prepared by an independent certified public accountant for each of your fiscal years that partially or completely falls within the Term of a Schedule. Between fiscal years, you will provide us, upon our request, the most recent copies of your previously mentioned financial statements, which need not be audited but must be certified by your chief financial employee.

ASSIGNMENTS AND SUBLEASING

We may assign a Schedule or any interest of ours in a Schedule to any person or entity. Our assignees may reassign a Schedule to us. If the entity to which we assign a Schedule or any interest of ours in a Schedule is not an affiliated entity of ours, we will provide you with prior written notice of such assignment. Such notice to you will be for informational purposes only and you do not, and will not have any right to approve or object to such assignment. You agree that if we do assign a Schedule, our assignee will have the same rights and benefits we now have. You agree that the rights of our assignee will not be subject to claims, defenses or set-offs that you may have against us.

In the case of GE Equipment, we may subcontract to a service contractor of our choice any of our service obligations to you. No such assignment or subcontract will release us from those obligations, if any, to you.

You may not assign or otherwise transfer a Schedule, or any interest in a Schedule, without our prior written consent. Any assignment or transfer without this type of consent will be void. Any consent to such assignment or transfer will not be deemed to be a consent to any later assignment or transfer.

You will not sublease the Equipment in whole or in part without our prior written consent. Any sublease without this type of consent will be void.

No Schedule or interest in a Schedule and no Equipment or any related Operating Package or service will be subject to involuntary assignment or transfer. Any such attempted assignment, sublease, sublicense, transfer or sale will be void, and will, at our option, terminate the Schedule and every lease of sublease of Equipment.

LIMITATIONS OF REMEDIES AND DAMAGES

THE TOTAL LIABILITY OF US AND OUR REPRESENTATIVES TO YOU AND YOUR EXCLUSIVE REMEDY RELATING TO A SCHEDULE AND THE WARRANTY SERVICE TO

BE PROVIDED UNDER IT, IF ANY, IS LIMITED TO THE MONTHLY RENTAL FOR THE SERVICE WHICH IS THE BASIS FOR THE CLAIM.

You agree that we and our representatives have no liability to you for (1) any penal, punitive, incidental, special, or consequential damages such as lost profit or revenue, (2) any assistance not required under the Schedule, or (3) anything occurring after the end of a Schedule.

You will be barred from any remedy unless you give us prompt written notice of the problem.

This is a commercial lease transaction. Any claim related to this contract will be covered solely by commercial legal principles. WE, OUR REPRESENTATIVES AND YOU WILL NOT HAVE ANY NEGLIGENCE OR OTHER TORT LIABILITY TO THE OTHER ARISING FROM A SCHEDULE. This limitation does not, in the case of GE Equipment only, affect claims by third parties for personal injury due to our, our representatives', or your negligence or product liability.

INDEMNIFICATION

You hereby agree to indemnify us and hold us harmless, as well as our officers, agents, employees, successors and assigns, now and in the future, and save us, as well as our officers, agents, employees, successors and assigns, from and against any and all losses, damages, penalties, injuries, claims, actions, causes of action, suits and/or liabilities, including attorney fee claims, that we may incur directly or indirectly, of any kind an any nature whatsoever, arising out of, or resulting from, this Agreement and any Schedules.

Your agreement to indemnify us and hold us harmless, includes, but is not limited to, any matter that concerns the manufacture, purchase, acceptance or rejection of the Equipment. It also includes, but is not limited to, your ownership, transfer, delivery, installation, lease, possession, use, operation, maintenance or failure to maintain, disposition or return of the Equipment. It also includes, but is not limited to, latent and other defects, in the Equipment, whether or not discoverable by us or you. It also includes, but is not limited to, any claim for patent, trademark, copyright, or other intellectual property rights infringement or environmental claims or litigation, other than claims for which we are obligated to indemnify you under the "Patent and Copyright Limited Warranties" section, if such section exists in a Schedule hereto.

You agree to indemnify us and hold us harmless, as well as our officers, agents, employees, successors and assigns, for our own negligence and/or negligent acts and/or errors and/or omissions, as well as any injuries and/or damages resulting therefrom.

We agree that you are not indemnifying us, nor our officers, agents, employees, successors and assigns, for our own willful, wanton, intentional and/or gross acts, errors and/or omissions, nor for any injuries and/or damages resulting therefrom as claimed by you or third parties to this Agreement or any Schedule.

You shall, upon request, defend any actions based on, or arising out of, any of the foregoing at your own expense.

Your agreement to indemnify us and hold us harmless is expressly made for the benefit of, the inducement of, and will be enforceable by us, our officers, agents, successors and assigns.

Your agreement to indemnify us and hold us harmless will continue in full force and effect notwithstanding the expiration or early termination of this Agreement or any Schedule.

EVENTS OF DEFAULT

An event of default will occur under a Schedule if you (1) fail to pay any installment of Advance Rental, Monthly Rental, or other payment required under the Schedule or this Agreement when due and such failure continues for a period of ten days, or (2) are determined by us to have made any false or misleading statement or representation in connection with a Schedule, or this Agreement, including, but not limited to, the representations and warranties contained in the "Your Representation, Warranties and Covenants" section above, or (3) attempt, without our prior written consent to sell, assign, sublease, mortgage, grant a security interest in or otherwise transfer or encumber all or any part of your interest in a Schedule or the Equipment, or (4) fail to perform or observe any other covenant, condition or agreement to be performed by you under a Schedule or this Agreement and such failure continues uncured for a period of ten days after written notice is sent by us, including, but not limited to, your failure to comply with the terms of the section "Taxes" above, or (5) terminate your existence, enter into a merger or consolidation, or permit a change in your ownership or management control, or (6) breach any of your insurance obligations, including, but not limited to those obligations under the section "Insurance" above, or (7) become insolvent or cease to do business as a going concern, or (8) or any Guarantor of your obligations hereunder become the subject of a petition, either voluntary or involuntary, under any bankruptcy, insolvency or reorganization law, and in the case of an involuntary petition, the petition is not dismissed within thirty (30)-days of its filing date, or (9) or any of the Equipment is subjected to, or threatened with attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or (10) or any Guarantor of your obligations under a Schedule have a receiver appointed for any part of your respective properties.

Your default under a Schedule or a default by you or any entity managed or controlled by you or by any principal of yours under any other agreement or contract with us, regardless of when the agreement or contract was entered into, will, at our sole option, constitute a default of that Schedule and all other agreements and contracts between you and/or such a principal or entity and us, including, but not limited to this Agreement and any Schedule hereunder.

REMEDIES UPON DEFAULT

Upon the occurrence of any event of default under a Schedule or this Agreement and at any time thereafter, we may, at our sole discretion, do one or more of the following: (1) collect from you, on all moneys due but unpaid for more than ten days, a late charge of five cents per dollar on, and in addition to, the amount of all such moneys, but not exceeding the lawful maximum, (2) terminate any or all Schedules, whereupon all of your right to the Equipment described in any terminated Schedule and every part thereof will absolutely cease and terminate, (3) declare all sums due and the present value of all sums to become due for the full Term of any or all Schedule(s) immediately due and payable, (4) demand that you return all Equipment described in any Schedule to us in accordance with the section entitled "Access and Removal," (5) enter upon any premises where the Equipment described in any Schedule is located and take immediate possession of and remove it, all without liability to us or our agents for such entry or for damage to property, or otherwise, (6) sell any or all of the Equipment described in any Schedule at public or private sale, or otherwise dispose of, hold, use, operate, lease to others or keep idle the Equipment described in any Schedule, with or without notice to you or advertisement, all free and clear of any of your rights and without any duty to account to you for such action or inaction or for any proceeds, other than to apply such proceeds (a) first to any and all costs and expenses, including, but not limited to legal fees, of such disposition, and (b) to any amounts owing by you to us (7) if the event of default is your failure to pay or reimburse us for the payment of taxes as required in section "Taxes" above, we may, but need not, unilaterally increase the Monthly Rental to be paid by you by an amount necessary to amortize the amount of such unpaid or unreimbursed taxes over the balance of the Term at an interest rate determined by us at our sole discretion, but not exceeding the lawful maximum or (8) exercise any other right or remedy which might be available to us under applicable law including, without limitation, the rights to specific performance and to recover damages for breach. In addition, you will be liable for all legal fees and other costs and expenses resulting from the foregoing defaults and the exercise of our remedies.

You and we hereby waive unconditionally all rights to a jury trial of any claim or cause of action related to, based upon or arising out of this Agreement, any Schedule, any related documents, any dealings between us and you relating to the subject matter of this transaction or any related transactions and/or the relationship that is being established between us and you. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court. This waiver is irrevocable, and may not be modified either orally or in writing. This waiver shall also apply to any subsequent amendments, renewals, supplements or modifications to this Agreement and to any other documents or agreements relating to this transaction or any related transaction. In the event of litigation, this Agreement may be filed as a written consent to trial by the court.

No remedy referred to in this section is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to above or otherwise available to us at law or in equity. To the extent permitted by applicable law, you hereby waive any rights now or later conferred by statute or otherwise which might require us to use, sell, lease or otherwise dispose of any Equipment in mitigation of damages or which might otherwise limit or modify any of our rights or remedies under a Schedule.

STATUS OF LESSEE AND EQUIPMENT

You shall promptly notify us, in writing, in the event of (i) any change in your name, (ii) any relocation of your chief executive offices, (iii) any relocation of any Equipment, or (iv) any lien, claim or incumbrance attaching or being made against any of the Equipment.

SURVIVAL, WAIVER, SEVERABILITY, AND CHOICE OF LAW

All of our rights, privileges and remedies with respect to a Schedule and this Agreement will continue in full force and effect after the end of the Schedule.

Our failure to enforce any provision of a Schedule is not a waiver of that provision or of our right to later enforce each and every provision. If any part of a Schedule is found to be invalid, the remaining part will be effective. The law of the state where the Equipment is located will govern any dispute between us.

Time is of the essence with respect to this Agreement and any Schedule hereunder.

All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as addressee may have specified in writing.

ENTIRE AGREEMENT

Each Schedule, including each exhibit, is intended to be a complete and exclusive statement of the terms of the contract between us. No prior proposals, statements, course of dealing or usage of the trade will be a part of a Schedule.

A Schedule may be entered into only by one of our Region Sales Managers, one of our Financial Services Account Managers or our Manager, Financial Services and you. A Schedule may only be modified or amended (whether concurrently with, or subsequent to, its execution) by a writing signed by our designated representative and you.

This Agreement may be entered into by, one of our Region Sales Managers, one of our Financial Services Account Managers, or a designated financial services manager and you. This Agreement may only be modified or amended (whether concurrently with, or subsequent to, its execution) by a writing signed by our designated representative and you.

You and we have caused this Agreement to be executed by a duly authorized representative of each of us on the date below his/her signature. This Agreement may be executed in several originals, which together constitute but one and the same Agreement. You and we agree that a signature affixed to any one of the originals and delivered by facsimile shall be valid, binding and enforceable.

GENERAL ELECTRIC COMPANY	Digirad Corporation
/s/ Colleen Kantz Authorized Signature	/s/ Joyce Mehrberg Authorized Signature
TC Title	CFO Title
9/27/00 Date	9/26/00 Date
City State Telephone	San Diego, CA 858 530 1201 City State Telephone
Send Executed Documents To:
Joyce Mehrberg

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MASTER LEASE AGREEMENT DATED AS OF